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                                                                   Exhibit 11(d)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 43 to the Registration Statement of Armada Funds on Form N-1A (File No. 33-488) of our report dated July 26, 1996, on our audit of the financial statements and financial highlights of the Inventor Funds, Inc. - Pennsylvania Tax-Exempt Market Fund (the "Predecessor Fund"), which report is included in the Annual Report to Shareholders for the year ended April 30, 1996 and the period ended May 31, 1996. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, PA 19103
September 15, 1998